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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Equity Residential Properties Trust for the registration of 13,095,727 shares of its common stock and to the incorporation by reference therein of our report dated February 12, 1997, except for Note 19, as to which the date is March 20, 1997, with respect to the consolidated financial statements and schedule of Equity Residential Properties Trust included in its Annual Report (Form 10-K/A), as amended, for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                 /s/ Ernst & Young LLP
                                     Ernst & Young LLP


Chicago, Illinois
April 4, 1997